EXHIBIT 4.3

VITACOST.COM, INC.

INCENTIVE STOCK OPTION AGREEMENT

THIS AGREEMENT made this              day of                     , 200     between VITACOST.COM, INC., a Delaware corporation having a principal place of business at 2049 High Ridge Road, Boynton Beach, Florida 33426 (the “Corporation”) and                      (the “Employee”).

R E C I T A L S:

A. The Corporation desires to grant to the Employee an incentive stock option to purchase shares of its common capital stock (the “Shares”) under and for the purposes of the Corporation’s Stock Option Plan (the “Plan”) which has been approved by its stockholders; and

B. The Corporation and the Employee understand and agree that any terms used herein have the same meanings as in the Plan.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:

1.	GRANT OF INCENTIVE OPTION

The Corporation hereby grants to the Employee the right and option to purchase all or any part of an aggregate of                      (            ) Shares on the terms and conditions and subject to and with the benefit of all the limitations set forth herein and in the Plan, which is incorporated herein by reference. The Employee acknowledges receipt of a copy of the Plan. The Incentive Option granted hereunder is intended to qualify within the meaning of Section 422 of the Internal Revenue Code as an incentive option.

2.	PURCHASE PRICE

The purchase price per share of the Shares shall be $.            .

3.	EXERCISE OF OPTION

The Incentive Option granted hereby shall be exercisable as follows:                                                                                                                                                                                                                                                                                                                         .

Notwithstanding the above, in the event of the sale of all or substantially all of the assets or common stock of the Corporation or the merger or consolidation of the Corporation into or with another entity of which the beneficial owners of the Company shall own less than 51% of the successor entity, then any of the Incentive Options shall be exercisable on the date immediately preceding the consummation of such transaction.

4.	TERM OF OPTION

a. Expiration of Term. The Incentive Option shall terminate ten (10) years from the date of this Agreement, but shall be subject to earlier termination as provided herein or in the Plan.

b. Termination of Employment. If the Employee ceases to be an employee of the Corporation for any reason other than death or Disability, then his Incentive Option shall terminate on the date of termination of his employment, provided that he may exercise all or a portion of his Option to the extent that such right to exercise has accrued on the date of his termination during the thirty (30) day period following his termination. An Employee’s employment shall not be deemed terminated by reason of a transfer to another employer which is the Corporation or an affiliate of the Corporation.

c. Total and Permanent Disability. If Employee ceases to be an employee of the Corporation or of an Affiliate by reason of Disability, his Incentive Option shall terminate on the date of Disability provided that he may exercise all or a portion of this Incentive Option to the extent that the right to purchase Shares hereunder has accrued on the date such Employee becomes Disabled as determined by the Board (or the Committee if applicable) for a period of not more than six months after the date that he became Disabled as determined by the Board (or the Committee if applicable) (notwithstanding that Employee might have been able to exercise the Incentive Option as to some or all of the Shares on a later date if Employee had not become Disabled) or, if earlier, within the originally prescribed term of the Incentive Option.

d. Death. In the event that Employee ceases to be an employee of the Corporation or of an Affiliate by reason of such Employee’s death, his Incentive Option shall terminate on the date of death, provided that all or a portion of this Incentive Option to the extent that the right is exercisable but not exercised on the date of death may be exercised by Employee’s Survivors. Such Incentive Option must be exercised by the Survivors, if at all, within six (6) months after the date of death of Employee or, if earlier, within the originally prescribed term of the Incentive Option, notwithstanding that the decedent might have been able to exercise the Incentive Option as to some or all of the shares on a later date if the Employee were alive and had continued to be an employee of the Corporation or of an Affiliate.

Paragraph 4(b) shall control and fix the rights of Employee if Employee ceases to be an employee of the Corporation or of an Affiliate for any reason other than death or Disability and who subsequently becomes Disabled (within the meaning of the term “Disability” as used in the Plan) or dies. Nothing in Paragraphs 4(c) and 4(d) shall be applicable in any such case except only that, in the event of such a subsequent death within the period allowed for exercise of the Incentive Option by Paragraph 4(b) (i.e., within thirty (30) days after the termination of employment or, if earlier, within the originally prescribed term of the Incentive Option) Employee’s Survivors may exercise the Incentive Option to the extent permitted by Paragraph 4(a), within six (6) months after the date of death of such participant but in no event beyond ten (10) years after the date of the grant of an Incentive Option.

5.	EXERCISE OF OPTION AND ISSUE OF STOCK

The Incentive Option may be exercised in whole or in part (to the extent that it is exercisable in accordance with its terms) by giving written notice to the Corporation. Such written notice shall be signed by the person exercising the Incentive Option, shall state the number of Shares with respect to which the Incentive Option is being exercised, shall contain the warranty, if any, required by Section 6 of this Agreement and shall specify a date (other than a Saturday, Sunday or legal holiday) not less than five (5) nor more than ten (10) days after the date of such written notice, as the date on which the Shares will be taken up and payment made therefor, at the principal office of the Corporation during ordinary business hours, or at such other hour and place agreed upon by the Corporation and the person or persons exercising the Incentive Option. Such notice shall also otherwise comply with the terms and conditions of this Agreement and the Plan. (The conditions specified above may be waived in the sole discretion of the Corporation.) On the date specified in such written notice (which date may be extended by the Corporation if any law or regulation requires the Corporation to take any action with respect to the Incentive Option Shares prior to the issuance thereof, whether pursuant to the provisions of Section 6 or otherwise) the Corporation shall accept payment for the Incentive Option Shares and shall deliver an appropriate certificate or certificates for the Shares as to which the Incentive Option was exercised to the Employee.

The Incentive Option price of any shares shall be payable at the time of exercise either:

a. in cash or by certified check or bank check; or

b. in whole Shares of the Corporation’s common stock owned by the person exercising the option for six months or more, with a fair market value equal to the option price; provided, however, that if such shares were acquired pursuant to an incentive stock option plan as defined in Code Sections 422 or prior Code Section 422A of the Corporation or Affiliate including this Plan or a qualified stock option plan as defined in prior Code Section 422 that the applicable holding period requirements of said Sections 422 and 422A have been met with respect to such shares; or

c. any combination of (a) and (b) above.

The fair market value of the stock to be applied toward the Incentive Option price shall be determined as of the date of exercise of the Incentive Option in a manner consistent with the determination of fair market value with respect to the grant of an option under the Plan. Any certificate for shares of outstanding stock of the Corporation used to pay the purchase price shall be accompanied by a stock power duly endorsed in blank by the registered holder of the certificate, with signature guaranteed in the event the certificate shall also be accompanied by instructions from Employee to the Corporation’s transfer agent with respect to disposition of the balance of the shares covered thereby.

The Corporation shall pay all original issue taxes with respect to the issue of Shares pursuant hereto and all other fees and expenses necessarily incurred by the Corporation in connection therewith. The holder of this Incentive Option shall have the rights of a shareholder only with respect to those Shares covered by the Incentive Option which have been registered in the holder’s name in the share register of the Corporation upon the due exercise of the Incentive Option.

6.	WARRANTIES

Certificates representing Shares which are purchased pursuant to this Incentive Option Agreement shall bear the following legend, in addition to such other legends as counsel to the Corporation may deem appropriate:

“The shares represented by this certificate are subject to all of the terms, conditions, limitations and restrictions set forth in the Vitacost.com, Inc. Stock Plan (“Plan”), a copy of which is on file with the Corporation and this Incentive Stock Option Agreement. All terms, conditions, limitations and restrictions of the Plan and this Incentive Stock Option Agreement are fully binding upon the holder of the certificate, his or her successors, estate, heirs, assigns, personal representative, administrator, executor or guardian as the case may be, for all purposes until such time that all terms, conditions, limitations and restrictions of the Plan are removed, waived, or otherwise vacated in the Plan as expressly authorized thereunder.”

7.	NON-ASSIGNABILITY

This Incentive Option shall not be transferable by the Employee and shall be exercisable only by the Employee.

8.	NOTICES

Any notices required or permitted by the terms of this Agreement or the Plan shall be given by registered or certified mail, return receipt requested, addressed as follows:

To the Corporation:	Vitacost.com, Inc.
2049 High Ridge Road
Boynton Beach, Florida 33426

With a Copy to:	Shefsky & Froelich Ltd.
444 North Michigan Avenue
Suite 2500
Chicago, IL 60611
Attention: Mitchell D. Goldsmith

To the Employee:

or to such other address or addresses of which notice in the same manner has previously been given. Any such notice shall be deemed to have been given when mailed in accordance with the foregoing provisions.

9.	GOVERNING LAW

This Agreement shall be construed and enforced in accordance with the laws of the State of Florida.

10.	BINDING AGREEMENT

This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

IN WITNESS WHEREOF, the Corporation has caused these presents to be executed on its behalf and its corporate seal to be hereto affixed by its duly authorized representative and the Employee has hereunto set his hand and seal, all on the day and year first above written.

VITACOST.COM, INC.

By:
Chief Executive Officer

EMPLOYEE